Sale and Purchase Agreement



                            between



               Schwarz Pharma Aktiengesellschaft
                    Alfred-Nobel-Strabe 10,
                         40789 Monheim
                  Federal Republic of Germany


- hereinafter sometimes referred to as "Schwarz Pharma AG" or the "Seller" -

                                - on the one side -


                              and


                    Alpharma GmbH & Co. KG


     - hereinafter sometimes referred to as the "Purchaser" -


                              and

                         Alpharma Inc.
     - hereinafter sometime referred to as the "Parent" -

                                  - one the other side -
                             Index

    Preamble

1   Corporate Ownership/Structure of the Acquisition
2   Sale and Purchase of the Shares
3   Effective Date/Closing Date
4   Purchase Price
5   Financial Statements
6   Net-Equity Guarantee/Adjustment of the Purchase Price
7   Taxes and Other Public Impositions
8   Warranties of the Seller
9   Remedies for Breach of Warranties
10  Warranties of Purchaser
11  Guarantees of the Purchaser and the Parent
12  Reference to Arbiters
13  Right of Companies' Name
14  Inter-Company and other Agreements
15  Antitrust Clearing
16  Costs
17  Assignment of Rights and Undertakings
18  Confidentiality
19  Non-Compete
20  Insurance
21  Notices
22  Arbitration
23  Miscellaneous

Annexes

Annex A:           Austrittsvereinbarung   zwischen    Schwarz
            Pharma Aktiengesellschaft und ISIS Pharma GmbH und Sanol GmbH

Annex B:    Notarial Deed on the Transfer of all Shares of
       ISIS Pharma GmbH
Annex C:         Shareholders' Resolution of ISIS Pharma  GmbH
            upon the Distribution of the Consolidated Profits of the Companies

Annex D: Shareholders' Resolution of ISIS Pharma GmbH upon the Increase of the Capital Surplus
            (Kapitalrucklage)

Annex E:    Production and Supply Agreement

Annex F:    Logistic Agreement

Annex G:    Service Agreements

Annex H:    Lease Agreement

Annex J:    Trademark Licence Agreement with respect to
            Obsidan

Annex K:    Distribution Agreement with respect to Obsidan

Annex L:    Sublicence Agreement with respect to Omeprazol

Annex M:    Arbitration Agreement

Annex 4.6:  Termination of Certain Contracts

Annex 4.8:  Compensation in case of non-transferable ownership

Annex 5.1:  Financial Statements of the Companies for the
            business year ended December 31, 1998

Annex 5.2:  Consolidated Financial Statements for the
            business year ended December 31, 1998

Annex 6.10: Example of the calculation of the Adjusted Net
            Equity and the payments due

Annex 8.1.1(4):   Abstract  from the Commercial  Register  and
            Articles of Association of the Companies

Annex 8.1.2:Dividends  having been declared or distributed  by
            ISIS Pharma GmbH since December 31, 1998

Annex 8.1.3:  Certain Events between January 1, 1999 and the
         Closing Date

Annex 8.1.4 (2): List of Lease Agreements with any payment
            obligations of more than DM 100,000 p.a.

Annex 8.1.5 (1a):  Industrial Property Rights (Patents,
         Design Patents, Trademarks)

Annex 8.1.5 (1b):Violation  of  any third persons'  rights  by
            Industrial  Property  Rights or  Other  Intangible
            Property of the Companies

Annex 8.1.5 (2):   Industrial   Property   Rights   or   Other
            Intangible  Property  granted  for  use  by  third
            parties  including  Schwarz  Pharma  AG  and   its
            affiliated companies

Annex 8.1.5 (3): Industrial Property Rights challenged or
            threatended to be challenged by third parties

Annex 8.1. (4):  Pentalong - Priority Rights Agreements

Annex 8.1.6 (2): Products of the Companies and Registrations
            and Marketing Authorizations

Annex 8.1.6 (3): Pending Actions or Investigations with
            respect to Marketing Authorizations

Annex 8.1.6 (5): List of products planned to be placed on the Market by 2003

Annex 8.1.6 (7): Termination of so called Mitvertriebsrechte

Annex 8.1.7 (1): Guarantees, sureties and similar
            undertakings provided by the Companies in favour of (a) third persons and (b) the Seller and affiliated companies

Annex 8.1.7 (2): Liabilites, Credit Lines and Loans outstanding

Annex 8.1.7 (4): All (one time) payments due after the
            Closing Date and exceeding an annual amount of DM
            100,000 per contract for the licence or purchase of product registration or dossiers

Annex 8.1.7 (6): Breaches of contracts and contracts related to Products which are subject to a change of ownership clause

Annex 8.1.8 (1): List of Employees (which shall exclude Mr.
       Grand-Montagne)

Annex 8.1.8 (2): Pension or Old-age Plans or similar
       Arrangements with Employees

Annex 8.1.8 (3): Shop-Agreements

Annex 8.1.8 (4): Powers of Attorney and Authority

Annex 8.1.9:Legal Proceedings pending or administrative investigations opened

Annex 8.1.10 (2):List of Insurance Policies

Annex 8.1.10 (3):Product Liability Claims of the last five
            years and products discontinued within the same period

Annex 9.1: Representatives and advisers of the Purchaser and/or the Parent

Annex 9.6: List of persons which knowledge is relevant on the Seller's side

Annex 14.1: Intercompany Agreements which are not terminated

Annex 15.1: Non-action  Letter  issued by the  Federal  Cartel
            Office (Bundeskartellamt)

Annex 23.1: Termination of a certain employment.


These Annexes are attached to the notarial deed of today (Notarial Deed No. 645/1999 T of the Notary Public Dr. Jorg Troder in Dusseldorf, hereinafter referred to as "Reference Deed"). The parties refer to the Reference Deed. The individuals thereupon declared that they are aware of the Reference Deed and waive the right to have the Reference Deed read to them. Furthermore the individuals declared that they waive the right to have the Reference Deed attached to this Agreement. The Notary informed the individuals that the Reference Deed is an integral part of this Agreement. The original document of the Reference Deed has been available during the notarization of this Notarial Deed.

                           Preamble


    WHEREAS Schwarz Pharma Aktiengesellschaft is a stock corporation/Aktiengesellschaft duly organized under the laws of the Federal Republic of Germany with registered offices in Monheim and registered with the Commercial Register of the Amtsgericht Langenfeld under HRB 1506; and

    WHEREAS Purchaser is a company duly organized under the laws of the Federal Republic of Germany with registered offices in Dusseldorf; and

    WHEREAS Parent, a Company duly organized under the laws of Delaware (USA) with registered offices in Ft. Lee, New
    Jersey, is the indirect owner of 100% of the equity  stock
    (Kommanditkapital) of Purchaser.

    WHEREAS  ISIS Pharma GmbH and its subsidiaries are  active
    in   the  marketing  and  distribution  of  pharmaceutical
    products, in particular but not limited to in the area of branded generics;

    WHEREAS Schwarz Pharma Aktiengesellschaft intends to  sell
    all   of   its  shares  in  ISIS  Pharma  GmbH   and   its
    subsidiaries; and

    WHEREAS the Purchaser has had the opportunity to make a legal, financial and business due diligence review within the data room provided by Seller, and to receive certain further information regarding the current financial and commercial situation of ISIS Pharma GmbH and its subsidiaries; and

    WHEREAS the Purchaser is interested in acquiring all of the shares of ISIS Pharma GmbH and Seller desires to sell and to assign all of the shares in ISIS Pharma GmbH to Purchaser;

    NOW, therefore, the parties agreed as follows:
                               1
                     Corporate Ownership/
                 Structure of the Acquisition

1.1 Schwarz Pharma AG is the sole and unrestricted shareholder of ISIS Pharma GmbH, a limited liability company/Gesellschaft mit beschraenkter Haftung duly incorporated and validly existing under German Law with registered offices in Zwickau/Federal Republic of Germany and registered with the Commercial Register of the Amtsgericht Chemnitz under HRB 6549 - hereinafter sometimes referred to as the "Company".

1.2 The  registered  (share)  capital (Stammkapital)  of  ISIS
    Pharma GmbH amounts to nominal DM 15,000,000.-- and is divided as follows:

    1.2.1   One  share in the nominal  amount  of  DM  21,000.-
    1.2.2   One  share in the nominal amount  of   DM  29,000.--
    1.2.3   One share in the nominal amount of   DM 2.950.000.--
    1.2.4   One share in the nominal amount of  DM 12.000.000,--

                                                DM 15,000,000.--


    All contributions to the share capital are fully paid-in and are non-assessable.

1.3 ISIS Pharma GmbH is the sole and unrestricted shareholder of ISIS PUREN Verwaltungs GmbH, a limited liability company/Gesellschaft mit beschraenkter Haftung duly incorporated and validly existing under German Law with registered offices in Zwickau/Federal Republic of Germany and registered with the Commercial Register of the Amtsgericht Chemnitz under HRB 13918 - hereinafter sometimes referred to as "ISIS PUREN GmbH".

1.4 The  registered  (share)  capital (Stammkapital)  of  ISIS
    PUREN GmbH amounts to nominal DM 50,000.-- and is divided as follows:

    1.4.1    One share in the nominal amount of  DM 32,500.--
    1.4.2    One share in the nominal amount of  DM 17,500.--

                                                 DM 50,000.--

    All contributions to the share capital are fully paid-in and are non-assessable.

1.5 ISIS Pharma GmbH is the sole and unrestricted limited partner of ISIS PUREN Arzneimittel GmbH & Co. KG, a limited partnership/Kommanditgesellschaft duly organized and validly existing under German Law with registered offices in Zwickau/Federal Republic of Germany and registered with the Commercial Register of the Amtsgericht Chemnitz under HRA 3062 - hereinafter sometimes referred to as "ISIS PUREN GmbH & Co. KG".

1.6 The equity stock (Kommanditkapital) of ISIS PUREN GmbH & Co. KG amounts to nominal DM 5,000,000.--, and constitutes the partnership interest (Gesellschaftanteil) of ISIS Pharma GmbH as the limited partner. The sole general partner of ISIS PUREN GmbH & Co. KG is ISIS PUREN GmbH which does not hold any interest in the capital of said company. All contributions to the equity stock (Kommanditkapital) are fully paid-in and are non-assessable.

1.7 ISIS Pharma GmbH is further shareholder of Schwarz & Co. Immobiliengesellschaft Zwickau and Schwarz & Co. Industriegebaudegesellschaft Zwickau without any interests in the capital of said companies. Said companies are both unlimited partnerships under German Law with registered offices in Zwickau and registered under the Commercial Register of the Amtsgericht Chemnitz under HRA 770 and HRA 769.

1.8 ISIS Pharma GmbH, ISIS PUREN GmbH and ISIS PUREN GmbH & Co. KG are hereinafter collectively sometimes referred to as the "Companies".The shares (Geschaftsanteile) of Schwarz Pharma AG in ISIS Pharma GmbH as described in
    Section 1.2 above are hereinafter collectively referred to as the "Shares".

1.9 Schwarz  Pharma  AG  will sell to the  Purchaser  and  the
    Purchaser will purchase from Schwarz Pharma AG all  Shares
    of   Schwarz  Pharma  AG  held  in  ISIS  Pharma  GmbH  in
    accordance with this Agreement.

1.10The   shares  of  ISIS  Pharma  GmbH  in  Schwarz  &   Co.
    Immobiliengesellschaft   Zwickau   and   Schwarz   &   Co.
    Industriegebaudegesellschaft Zwickau are not sold to the Purchaser. ISIS Pharma GmbH will withdraw from said Companies and thereby ceases to be a shareholder of the Companies prior to the Closing Date in accordance with the agreement attached as Annex A to the Reference Deed. Seller will release and indemnify Purchaser and the Companies from all possible obligations with regard to such companies including but not limited to any taxes such as corporate income tax and real property transfer taxes resulting from the transactions, if any.



                               2
                Sale and Purchase of the Shares

2.1 Schwarz Pharma AG hereby sells and the Purchaser hereby purchases, subject to the terms and conditions of this Agreement with effect as of the Effective Date (Section 3.1), all of the Shares of ISIS Pharma GmbH as described in Section 1.2 hereof in the aggregate nominal amount of DM 15,000,000.--.


2.2 The sale and purchase includes any and all rights and duties attached to such Share as of the Effective Date. Any and all consolidated profits and dividends of the Companies for the period as from January 1, 1999 up to and including the Effective Date shall be for the account of the Seller and shall be distributed to Seller on the basis of the shareholders' resolution attached as Annex C to the Reference Deed and in accordance with the provisions in Section 6.8 hereof.

2.3 The parties agree that the Shares as sold and purchased hereunder are not transferred by virtue of this Agreement. The Shares shall be transferred at the Closing Date with economical effect as of the Effective Date by means of a separate notarial transfer document as attached as Annex B to the Reference Deed.

                               3
                  Effective Date/Closing Date

3.1 This Agreement and all transactions contemplated hereunder shall become effective (erfolgen mit wirtschaftlicher Wirkung zum) as of June 15, 1999, 24:00 hours - heretofore and hereinafter sometimes referred to as the "Effective Date".

3.2 The execution of this Agreement and the closing of the transactions contemplated by this Agreement shall take place on June 18, 1999 at such place and at such time the parties will have unanimously agreed upon - heretofore and hereinafter sometimes referred to as the "Closing"/"Closing Date".)

3.3 At the closing the following documents shall be delivered or executed and the following measures shall be taken:

3.3.1 Shareholders' Resolution of ISIS Pharma GmbH upon the distribution of the consolidated profits of the Companies for the period from January 1 up to and including the Effective Date as attached as Annex C to the Reference Deed.

3.3.2 Shareholders' Resolution of ISIS Pharma GmbH upon the increase of the capital surplus (Kapitalrucklage) through Waiver of the Seller with respect to the repayment of the loan in the amount of DM 50,000,000 granted by the Seller to the Company as attached as Annex D to the Reference Deed.

3.3.3 Resignation letter of Mr. Noweski as Managing Director of the Companies with confirmation that he has no claims or rights against the Companies and Shareholders' Resolution of ISIS Pharma GmbH and ISIS PUREN GmbH thereupon

3.3.4    Execution of this Agreement by Notarial Deed

3.3.5    Payment of the Purchase Price

3.3.6     Execution  of  the Supply Agreement between  Schwarz
    Pharma  AG  on  the  one side and the  Purchaser  and  the
    Companies  on the other side in accordance with Sec.  14.2 hereof

3.3.7     Execution of the Logistics Agreement between Schwarz
    Pharma AG on the one side and the Companies on the other side in accordance with Section 14.3 hereof

3.3.8     Execution of the Service Agreements between  Schwarz
    Pharma AG on the one side and the Companies on the other side in accordance with Sec. 14.4 hereof

3.3.9 Execution of the Lease Agreement in accordance with Sec. 14.5 hereof

3.3.10    Execution of the Trademark License Agreement between
    Schwarz Pharma AG on the one side and the Companies on the other side in accordance with Section 14.6 hereof

3.3.11    Execution  of  the  Distribution  Agreement  between
    Schwarz Pharma AG on the one side and the Companies on the other side in accordance with Section 14.7 hereof

3.3.12     Execution  of  the  Sublicense  Agreement   between
    Schwarz Pharma AG on the one side and the Companies on the other side in accordance with Section 14.8 hereof

3.3.13 Transfer of the Shares by a separate Notarial Deed in accordance with Sec. 2.3 hereof and in the same form of Annex B of the Reference Deed.

3.3.14 Delivery of Waiver declaration, by which Seller waives all option rights, sale rights (Vorkaufsrechte) and rights of first receipt of an offer (Voranbietungsrechte), to which Seller might be entitled regarding the Shares and partnership interests in the Companies.



                               4
                        Purchase Price

4.1 The purchase price for all Shares of the Company sold under Section 2.1 hereof and representing 100 % of the total share capital of the Company shall be

                       DM 285,000,000.00
        (say: twohundredeightyfivemillionDeutschmarks)

    - hereinafter and heretofore sometimes referred to as the "Purchase Price".

4.2 The Purchase Price shall become due and payable against transfer of the Share in accordance with this Agreement on the Closing Date.

4.3 The Purchase Price shall be paid in Deutschmarks in immediately available funds to the following bank account of Seller

    Accountholder:Schwarz Pharma AG
    Bank:    Deutsche Bank AG, Dusseldorf, Filiale
    BenrathBank Account:    657 1970
    Bank Code:        300 700 10

    Payment of the Purchase Price shall be effected on the Closing Date by wire transfer, free of any bank charges and commissions.

4.4 Any right of the Purchaser and/or the Companies to set off and/or to withhold any payments due under this Agreement and/or any Agreements entered into in accordance with section 13 hereof is hereby expressly waived and excluded. Any right of the Companies to set off and/or to withhold payments due under an Agreement entered into in accordance with section 13 hereof against or in connection with claims arising out of or in connection with the respective Agreement shall not be affected thereby.

4.5 Schwarz Pharma AG shall return to Purchaser the following portion of the Purchase Price in the event that the appropriate German regulatory agency has denied through a formal letter ("formlicher Ablehnungsbescheid") on or before the date indicated below the previously applied for re-registration of Pentalong 50 mg and/or Pentalong 80 mg in accordance with the following stipulations:

    Pentalong 50 mg

    Amount to be Returned   Date of Denial of Registration
        DM 21 Million     Before July 1, 2000
    DM 12 Million     On or after July 1, 2000 but on
                             or before July 1, 2001


    Pentalong 80 mg

    Amount to be Returned   Date of Denial of Registration
        DM 14 Million         Before July 1, 2000
        DM  8  Million       On or  after July 1,  2000
                                       but
                                  on or before July 1, 2001

    Any  payment  required  under this Clause  shall  be  made within  10 business days after Purchaser provides  a  copy
    of   the   aforesaid   letter   of   denial   ("formlicher
    Ablehnungsbescheid") to Schwarz Pharma AG.

4.6 The aforesaid shall apply mutatis mutandis if due to a change in the German Drug Law (AMG) the present registrations (fiktive Zulassungen) shall cease by operation of law (kraft Gesetzes erloschen) although the Companies have properly and in time performed any and all obligations and requirements stipulated by the change in the German Drug Law (AMG) in connection with the re-registration of Pentalong. Any repayment obligation of the Seller, however, does only exist if the Purchaser can evidence assuming the burden of the proof therefore (beweisen unter Ubernahme der vollen und uneingeschrankten Beweislast) that the Companies have met any and all obligations and requirements in accordance with the change of the German Drug Law (AMG) in a proper and timely manner. In such case the date of the publication of the ceasement of the re-registration in the Federal Gazette (Bundesanzeiger) shall replace the letter of Denial (formlicher Ablehnungsbescheid).

4.7 The aforesaid agreement about the risk sharing with respect to the re-registration of Pentalong 50 mg and Pentalong 80 mg is accepted by Schwarz Pharma AG on the basis that neither the Purchaser nor the Parent or any of the Companies or any of their employees, representatives or advisers shall make any declarations towards the competent authorities in connection with the pending re-registration process without prior consultation with and the written consent of the Schwarz Pharma AG, which shall not be unreasonably withheld in order to enable the Purchaser to truthfully, accurately and timely make all filings required by law or truthfully and accurately respond to inquiries of the governmental authorities.

4.8 Schwarz Pharma AG shall further return to Purchaser portions of the Purchase Price in the event that certain contracts are terminated as specified in Annex 4.8 to the Reference Deed in more detail.

                               5
                     Financial Statements

5.1 Schwarz  Pharma  AG  has submitted to  the  Purchaser  the audited financial statements (balance sheet, profit and loss account and the annex) of the Companies for the business year ended December 31, 1998 prepared in accordance with generally accepted accounting and valuation principles under German law, including the auditing reports and the auditor's unqualified certificates (hereinafter sometimes collectively referred to as "Financial Statements"). The Financial Statements (without the auditing reports) are attached as Annex 5.1 to the Reference Deed.

5.2 Schwarz Pharma AG has further submitted to the Purchaser, on the basis of the Financial Statements, consolidated financial statements for the business year ended December 31, 1998 prepared in accordance with generally accepted accounting and valuation principles under German law (hereinafter sometimes referred to as the "Consolidated Financial Statements"). The Consolidated Financial Statements are attached as Annex 5.2 to the Reference Deed.

5.3 Schwarz Pharma AG shall establish financial statements (balance sheet, profit and loss account and the annex) of the Companies for the period from January 1, 1999 through the Effective Date (hereinafter sometimes referred to as "Interim Financial Statements").

5.4 The Interim Financial Statements shall be prepared on the basis of a physical inventory and shall be prepared in accordance with generally accepted accounting and valuation principles under German Law as consistently applied by the Companies. For the purpose of computing the distributable profits, a German corporate income tax rate of 30% upon the taxable income shall be applied which shall be reflected in the Interim Financial Statements. Irrespective hereof the distributable profits shall not be reflected in the Interim Financial Statements as liabilities vis a vis the Seller but shall be accounted for as part of the stockholders equity. The pension obligations assumed by the Companies vis a vis the employees the employmentship of which has been transferred from the Schwarz Pharma AG to the Companies as identified in Annex 8.1.8 (1) to the Reference Deed shall be provided for in the Interim Financial Statements irrespective of at what time such transfer has taken place.

5.5 Schwarz Pharma AG shall further establish on the basis of the Interim Financial Statements of the Companies consolidated financial statements for the period from January 1, 1999 through the Effective Date - hereinafter sometimes referred to as "Interim Consolidated Financial Statements". The Interim Consolidated Financial Statements shall be prepared in accordance with generally accepted accounting and valuation principles under German law to be applied consistently with the Consolidated Financial Statements.; within such Interim Consolidated Financial Statements, the capitalized goodwill of the business of Puren for the period from January 1, 1999 through the Effective Date shall be depreciated at a rate of 6.67% per annum. In determining the amount of deferred taxes on the Closing Consolidated Financial Statements the amount of deferred taxes on the Consolidated Financial Statements shall be deemed to be correct and no further deferred taxes shall be build for the periods up to and including December 31, 1998. Section 7 shall not be affected by the previous sentence. The last two sentences of Clause 5.4 shall apply mutatis mutandis.

5.6 The   Interim   Financial  Statements  and   the   Interim
    Consolidated Financial Statements shall be audited by Deloitte & Touche GmbH Wirtschaftsprufungsgesellschaft
    ("Deloitte") as the Companies' auditors.

5.7 The Purchaser is entitled to review the Interim Financial
    Statements and Interim Consolidated Financial Statements by PriceWaterhouseCoopers GmbH Wirt chaftsprufungsgesellschaft ("PriceWaterhouseCoopers") as the auditors of the Purchaser.

5.8 Schwarz Pharma AG will do its best efforts to submit the audited Interim Financial Statements and the audited Interim Consolidated Financial Statements to the Purchaser not later than August 15, 1999. Schwarz Pharma AG and the Companies will release Deloitte as the Companies' auditors from its professional secrecy obligations and authorize Deloitte to grant access to PriceWaterhouseCoopers as the auditor of the Purchaser with respect to its papers and audit records.

5.9 If the Purchaser does not notify Schwarz Pharma AG within 30 days following receipt of the audited Interim Financial Statements and the audited Interim Consolidated Financial Statements according to Section 5.8 hereof that it has any objections against any of the aforesaid financial statements, specifying in writing each individual item and the reasons for the objections thereupon, the audited Interim Financial Statements and the audited Interim Consolidated Financial Statements shall become the final Closing Financial Statements and the final Closing Consolidated Financial Statements for the purpose of this Agreement - hereinafter sometimes collectively referred to as the "Closing Financial Statements".

5.10If  the Purchaser does notify Schwarz Pharma AG within  30 days following receipt of the Interim Financial Statements, the Interim Consolidated Financial Statements and the auditors' reports of any objections to the aforesaid financial statements, specifying in writing each individual item objected to and the reason for the objections thereupon, both parties shall then try to reach an agreement in the adjustment required to the
    Interim Financial Statements and/or the Interim Consolidated Financial Statements. If the parties are unable to reach an agreement on the aforesaid financial statements within 30 days of receipt of the Purchaser' objections by Schwarz Pharma AG, the items in dispute shall be referred to the arbiters proceedings referred to in Section 11 in order to obtain the Closing Financial Statements.

5.11All  costs arising out of and in connection with the audit of the Interim Financial Statements and the Interim Consolidated Financial Statements referred to in this
    Section 5 shall be borne by theSeller. All costs arising out of and in connection with any review of such financial statements referred to in this Section 5 by the Purchaser shall be borne by Purchaser. All external and internal labour costs and other internal costs and expenses of the Companies for the preparation and establishment of the Interim Financial Statements and the Interim Consolidated Financial Statements shall be borne by the Companies but shall not be accrued and provided for (nicht als Verbindlichkeiten auszuweisen oder zuruckzustellen) in such financial statements.

5.12Purchaser  and  Parent shall procure  that  the  Companies assist Seller in any respect and to the extent necessary to establish the Interim Financial Statements and the Closing Consolidated Financial Statements, including provision of unrestricted access to all Companies' data required for the establishment of such financial statements and of personnel qualified for such task also including assistance by the management of the Companies which shall for this purpose be subject to the instructions of the Seller.


                               6
     Net-Equity Guarantee/Adjustment of the Purchase Price

6.1 Schwarz Pharma AG hereby guarantees that the Adjusted Net-Equity , as hereinafter defined, of ISIS Pharma GmbH at book value as of the Effective Date and as reflected in the Closing Consolidated Financial Statements shall amount to at least DM 81,288,000 (say: eightyonemilliontwohundredeightyeightthousand
    Deutschmarks) in the aggregate, provided however that the sum set forth in this sentence shall be increased by any interest on the DM 50 million Shareholders'loan for the period from January 1, 1998 through December 31, 1998 not being settled by the Companies at the latest on December 31, 1998.

6.2 For purposes of this Agreement and the consummation of the transactions contemplated hereunder, "Adjusted Net-Equity" shall be defined as (a) the total of all assets other than cash and cash equivalents minus (b) the total of all liabilities other than stockholders' equity and liabilities due to banks and accounts due to the Seller and its affiliated companies, except trade payables due to the Seller and its affiliated companies (Verbindlichkeiten aus Lieferungen und Leistungen gegenuber der Verkauferin und ihren verbundenen Unternehmen), each as reflected in the Closing Consolidated Financial Statements plus (c) a deemed amount of DM 1 million in recognition of the depreciation of the capitalized goodwill of the business of Puren for the period from January 1, 1999 through the Effective Date in accordance with Section 5.5 hereof. For the purpose of this Section 6, the term "cash and cash equivalent" shall have the meaning as defined in Section 266 para 2 lit. B. IV. German Commercial Code (HGB), and the term "trade payables" shall mean obligations in connection with the purchase of goods by the Companies or the provision of services to the Companies as defined in
    Section  266  para  3  lit. C 4.  German  Commercial  Code
    (HGB).

6.3 The  parties will use their best efforts to hold  a  Post-
    Closing ("Post-Closing") on September 20, 1999 (the "Post-
    Closing  Date")  for  the  purpose  of  establishing   the
    Adjusted Net Equity as of the Effective Date.

6.4 In the event that (a) the Adjusted Net-Equity on the Closing Consolidated Financial Statements plus (b) cash and cash equivalents on the Consolidated Closing Financial Statements ("Closing Cash") minus (c) any dividends (Bardividenden) the Seller is entitled to in accordance with section 2.2 and Annex C to the Reference Deed ("Dividend 1999") exceeds the amount as referred to in Section 6.1 above, the exceeding amount shall be paid by the Purchaser to the Seller on the Post-Closing Date - hereinafter sometimes referred to as the "Additional Purchase Price".

6.5 Payments  to  be made by the Seller according  to  Section
    6.4 above shall bear interest at the annual rate of 4 % from the Effective Date to the date of payment.

6.6 In the event that (a) the Adjusted Net-Equity on the Closing Consolidated Financial Statements plus (b) the Closing Cash minus (c) the Dividend 1999 is less than the amount referred to in Section 6.1 above, the amount of the deficiency shall be paid to the Purchaser on the Post-Closing Date.

6.7 Payments  to  be  made by Schwarz Pharma AG  according  to
    Section 6.6 above shall bear interest at an annual rate of 4 % from the Effective Date through the date of payment.

6.8 The Dividend 1999 shall be distributed by ISIS Pharma GmbH to the Seller in accordance with the shareholders' resolution attached as Annex C to the Reference Deed at the latest on the Post Closing Date. Any payment of the Dividend 1999 prior to the Post Closing Date shall be limited to the cash or cash equivalent available in the Companies on the Effective Date. The Purchaser and the Parent guarantee the proper payment of any part of the Dividend 1999 remaining after any cash payment made pursuant to this clause 6.8.

6.9 If and to the extent that any liabilities due to banks and accounts due to the Seller and its affiliated companies, except trade payables due to the Seller and its affiliated companies are reflected in the Closing Consolidated Financial Statements, the Seller shall reimburse to the Purchaser the amount of such liabilities and accounts at the Post-Closing Date. In such case, the Purchaser, however, guarantees that the Companies will fully comply with their obligations out of and in connection with such liabilities and accounts.

6.10For clarity the parties agree that, had the Closing Date been April 30, 1999, the calculation of the Adjusted Net Equity and the payments due under this clause 6 would have been as set forth in Annex 6.10 to the Reference Deed.

6.11The  payment  of  the  Purchase Price in  accordance  with
    Section 4 hereof shall not be affected by any of the foregoing provisions.

6.12The  guarantee assumed by the Seller under Clause 6.1  and the undertaking of the Seller under Clause 6.9 above shall not survive the Post Closing Date provided that the payments of Seller required by this Clause 6 are fully made.


                               7
              Taxes and Other Public Impositions

7.1 The Seller hereby represents and warrants to the Purchaser, effective as of the Closing Date, that the Companies have filed all returns with regard to taxes, public impositions and charges as defined in the German Fiscal Code (Steuern, Abgaben und Gebuhren im Sinne der Abgabenordnung) and all social security contributions (Sozialabgaben) including any interest and penalties thereupon (steuerliche Nebenleistungen im Sinne der Abgabenordnung oder vergleichbare Leistungen in bezug auf Sozialabgaben) - hereinafter sometimes collectively referred to as "Taxes and other Public Impositions" - required to be filed by the Companies up to the Effective Date under any mandatory law, and all Taxes and other Public Impositions related to any time period up to the Effective Date have been paid by, or will have been accrued and provided for in the Closing Financial Statements and none of the Companies have waived any statute of limitation in respect of Taxes or agreed to any extention of time with respect to a tax assessment and there are no liens of any Taxes.

7.2 The Seller shall reimburse the Purchaser any amounts due as outstanding Taxes and other Public Impositions assessed or to be assessed against any or all of the Companies for any time period up to the Effective Date including Taxes on distributed profits for said period, regardless of when paid except to the extent any taxes are withheld from said distribution after the Closing Date (mit Ausnahme einbehaltener und abzufuhrender Kapitalertragsteuer), provided, however, that this shall not apply with respect to any applicable tax rate other than that agreed upon in section 5.4 on the following terms and conditions.

7.2.1 In calculating any amount payable by the Seller hereunder, the relevant amount of Taxes and other Public Impositions assessed shall first be reduced by the amount of accruals and provisions made for Taxes and other Public Impositions in the Closing Financial Statements, if any.

7.2.2 Secondly, any amount of Taxes and other Public Impositions payable by the Seller hereunder shall be further reduced by the amount of any refund of Taxes and other Public Impositions to the extent not capitalized in the Closing Financial Statements for any time periods up to the Effective Date, which the Companies may receive in cash or by means of setoff from their liabilities for Taxes and other Public Impositions before or after the Effective Date.

7.2.3 Thirdly, if a tax field audit of the Companies for any time period up to and including the Effective Date results in a step-up in the tax basis of capitalized assets, or in the first-time capitalization of assets for tax purposes, which provides the Companies with a potential of increased depreciation on such assets in subsequent time periods, then all possible corresponding net reductions of Taxes and other Public Impositions due by the relevant Companies in subsequent time periods shall be calculated on the basis of a deemed total tax rate of 40 % and their aggregate net present value (applying a discount rate of 8 %) at the Effective Date shall be deducted from any amount of Taxes and other Public Impositions payable by the Seller under this
    Section 7. The aforesaid shall not apply to the extent that the same tax field audit results in a decrease in the tax basis of capitalized assets, which provides the Companies with a potential of decreased depreciation on such assets in subsequent time periods; in such event, possible corresponding net increases of Taxes and other Public Impositions due by the relevant Companies in subsequent time periods shall be caluclated on the basis of a deemed total tax rate of 40 % and their aggregate net present value (applying a discount rate of 8 %) at the Effective Date shall be set-off against the net present value set out in the previous sentence. For the avoidance of doubt, the Seller shall not compensate the Purchaser any net present value of potential decreased depreciation exceeding any net present value of potential increased depreciation.

7.3 Any refund of Taxes and other Public Impositions to the Companies for any time periods up to the Effective Date, which the Companies may receive in cash or by means of setoff from their liabilities for Taxes and other Public Impositions which are not capitalized in the Closing Financial Statements and which are not reducted from any payments due by the Seller under Section 7.2 hereof shall be reimbursed by the Purchaser to the Seller in cash.

7.4 The Purchaser is not entitled to any payment under this Section, if the aggregate amount of all claims does not exceed DM -50,000.--. In case the aggregate amount of DM 50,000.-- is exceeded the Purchaser can only claim the exceeding amount.

7.5 All claims of the Purchaser in connection with Taxes and other Public Impositions shall become statute-barred within six (6) months from the date upon which the assessment, or any amended assessment, of the relevant Taxes and other Public Impositions becomes res iudicata.

7.6 The Purchaser shall immediately notify the Seller of any tax audit of the Companies and any announcement thereof relating to any time period up to the Effective Date. The Seller and/or its representative shall be given full access to and the right to participate in such tax audit and to contest, where possible, any findings and/or assessments of the relevant tax authorities which relate to time periods up to the Effective Date. Any such tax audit shall be conducted under the exclusive control of the Seller for which purposes the Purchaser shall cause the Companies to appoint such advisers nominated by the Seller as their sole representatives vis a vis the relevant authorities and to refrain from any statements or declarations vis a vis the authorities without the prior approval of the Seller or the representatives nominated. The representatives nominated by Seller and to be appointed by the Companies shall be released by the Companies from their secrecy obligation vis a vis the Seller and shall have the unrestricted authority to make any statements and declarations, subject to any instructions of the Seller, in the name and on behalf of the Companies vis a vis the authorities in connection with such tax audits; the representatives shall further be appointed as process agent (Zustellungsbevollmach tigter) of the Companies. The representatives so appointed shall inform the Companies about any filings made in connection with the tax audits and shall discuss any filings with the Companies which may have an material adverse impact on the tax situation of the Companies for the periods after the Effective Date; in case of the latter the Seller and the Purchaser will unanimously and in good faith take a decision which balances the interests of both parties. The Purchaser shall upon the request of the Seller further cause the Companies to initiate appropriate appeals proceedings to contest assessments for Taxes and other Public Impositions relating to time periods up to the Effective Date and, where necessary, take the matter to the appropriate courts in accordance with the instructions of the Seller. The aforesaid provisions shall apply mutatis mutandis to any such proceedings. The costs of any such administrative and/or legal proceedings and actions shall be borne by the Seller.

7.7 If the Purchaser fails to notify the Seller of any tax audit of the Companies and any announcements thereof in due time, which prevents the Seller and/or any of its representatives to participate in such tax audit from the very beginning, or if the Seller and/or any of its representatives is not given full access to and the right to participate in and control of such tax audit in due time or if the Companies do not comply with any other of the stipulations pursuant to Section 7.6 hereof or do not initiate appropriate appeals proceeding to contest assessments for Taxes and other Public Impositions upon request of the Seller in a proper form, any claims of the Purchaser and/or the Companies under this Section 7 out of and in connection with such tax audit are hereby expressly waived and excluded.

7.8 Any upside or downside adjustments of taxable income ("steuerliche Mehr- und Minderergebnisse") resulting from any tax audit and any additional liability or refund of the Companies for Taxes and other Public Impositions for time periods up to and including the Effective Date which the other party may become aware of, shall not affect the Purchase Price and shall not have any impact on the Net Equity as reflected in the Closing Financial Statements. Furthermore, the Seller is in such case not entitled to any further distribution of profits nor is he obliged to pay back any profits already received.


                               8
                   Warranties of the Seller

8.1 Schwarz Pharma AG hereby represents and warrants to the Purchaser by way of an independent guarantee in accordance with 305 German Civil Code (gewahrleistet in Form eines selbstandigen Garantieversprechens i.S.d. 305
    BGB),- subject to the provision of Section 9.3 - that the following statements and declarations are true and correct as of the Closing Date:

8.1.1    Corporate Issues and Authority of the Seller

    (1) The Companies are properly organized and validly existing under the laws of the Federal Republic of Germany. The statements in Sec. 1 of this agreement
         relating  to  the  Companies,  the  shares  and   the
         subsidiaries are complete and correct in every respect. The Shares have been continously held for the last ten (10) years by Corporations or individuals who: (1) are entitled to German income tax credit, and (2) would be subject to tax on the sale of the Shares. The Companies have the corporate power to carry on their respective business as it is now conducted. All information and data regarding ownership, corporate rights and privileges of Schwarz Pharma AG and the Companies, as specifically referred to in Section 1 above, are true and correct. All resolutions and other documents necessary to be filed with the Commercial Registers of the Companies have been duly filed and were correct once filed.

    (2) All contributions to the share capital (Stammkapital) and the equity stock (Kommanditkapital) of the Companies are fully paid-in and are non-assessable and no repayments have been made. All applicable provisions under the respective laws have been duly observed, in particular regarding the increase of the share capital of the Companies. The Shares are validly existing, free and clear of any lien, rights and privileges of third parties and Schwarz Pharma AG may freely dispose of the Shares without limitations or restrictions. There are no options, shareholder agreements or understanding with respect to the Shares or the Interests including without limitation individual shareholders' rights.

         (3) The execution, delivery and performance of this Agreement including the transactions contemplated hereunder do not violate any other undertakings or obligations of Schwarz Pharma AG. Schwarz Pharma AG has the full authority to enter into this Agreement and to perform its obligations hereunder.

         (4) Annex 8.1.1(4) to the Reference Deed contains a most recent abstract from the competent Commercial Register and the true, accurate and complete version of the articles of association of the Companies presently valid and in full force and effect. All of the corporate rights and obligations of the shareholders are fully and exclusively contained in such Articles of Associations as far as not provided by law or mentioned in this Agreement, and no changes have been made to the Articles of Association and the Commercial Register. The Companies do not have established a Supervisory Board or any similar corporate board such as a so-called "Verwaltungrat" or "Beirat" or the like.

         (5) The Companies and any of its subsidiaries are not bound by a domination or profit and loss absorption agreement (Beherrschungs- und/oder Gewinnabfuhrungsvertrag) or any other agreements (andere Unternehmensvertrage) within the meaning of Art. 291 et seq. of the German Stock Corporation Act.

         (6) The Companies do not own or hold any other equity, interest or shares in any other legal entity
         (Gesellschaft) and are not party to any joint-venture agreement.

         (7) With the transfer of the Shares in accordance with Sec. 2 Purchaser acquires full unrestricted and unencumbered title to such Shares, to his free disposition.

         (8) The Companies are neither overindebted nor insolvent (uberschuldet oder zahlungsunfahig).

8.1.2    Financial Statements

    (1) Schwarz Pharma AG has delivered to the Purchaser the audited Financial Statements of the Companies for the business year ended December 31, 1998. The Financial Statements have been prepared in accordance with generally accepted accounting and valuation principles as applied in the past. The Financial Statements give a true and fair view of the financial status and of the results of operations of the Companies within the meaning of
           264 para. 2 German Commercial Code/HGB at the relevant date of the balance sheet.

    (2) The Closing Financial Statements will be prepared in accordance with generally accepted accounting and valuation principles as more specifically described in Section 5.4. The Closing Financial Statements will give a true and fair view of the financial status and of the results of operations of the Companies within the meaning of 264 para. 2 German Commercial Code/HGB at the relevant date of the balance sheet.

         (3) Since December 31, 1998, no dividends have been declared or distributed (sind keine offenen Gewinnausschuttungen beschlossen oder vorgenommen worden) by the Company to the Seller other than those stated in Annex 8.1.2 to the Reference Deed.

         (4) The stock (Vorrate) stated in the Closing Financial Statements is only encumbered with title retention rights or other securities for liabilities which came into existance during the ordinary course of the business.

         (5)  The  Companies have no liabilities or  repayment
         obligations  with  regard  to  public  grants  except
         those   accrued  and  provided  for  in  the  Closing
         Financial Statements.

         (6) The Companies have no liabilities due to banks or other accounts due to the Seller and its affiliated companies as of the Effective Date, except trade payables due to the Seller and its affiliated Companies other than those to be reimbursed by the Seller to the Purchaser in accordance with Section 6.9 hereof



8.1.3     Course of Business as of January 1, 1999 through the
    Closing Date

    During the period from January 1, 1999 up to the Closing Date, the Companies have been operated in the ordinary course of business and in accordance with this Agreement. In particular, there has not been to the extent not disclosed in Annex 8.1.3 to the Reference Deed to the
    Purchaser:

         (i) any material adverse effect on the properties, business and financial position of the Companies;

         (ii)any material sale, lease, transfer or assignment of any assets, tangible or intangible, of the Companies, other than in the ordinary course of business;
         (iii) any material damage, destruction or loss, whether or not covered by an insurance;

         (iv)any mortgage or pledge of, or any subjection to any lien, charge, security interest or encumbrance of any kind of the Shares, or on any of the assets of the Companies;

         (v) any increase or commitment to increase the compensation of employees, other than in the ordinary course of business, or as necessitated by legal requirements or any applicable collective bargaining agreements.


8.1.4    Real Estate and Tangible Assets

    (1) The Companies do not own any real estate and there are no obligations and liabilities of or claims against the Companies arising out of or in connection with ownership or use of real estate in the past, except those accrued and provided for in the Closing Financial Statements for the real estate presently leased in Monheim and Zwickau.

    (2) The operational and office equipment belonging to the business of the Companies as of the Effective Date is reflected in the Closing Financial Statements, and these assets are the sole property of the Companies or are leased by them, not subject to any rights, liens or interest of third parties except as subject to statutory liens and retention of title clauses in the ordinary course of business which do not materially and adversely affect the Companies use of said assets. All such assets are in satisfactory operating condition and in a normal state of maintenance and repair, except for normal wear and tear of such property. All assets leased under agreements requiring in each individual case the payment of more than DM 100,000.-- per annum are listed in Annex 8.1.4 (2) to the Reference Deed.


8.1.5    Intangible Assets

    (1) The  Companies  have registered or  are  the  licensee under such patents, de-
         sign  patents and trademarks as identified  in  Annex
         8.1.5 (1a) to the Reference Deed (hereinafter collectively referred to as the "Industrial Property Rights") attached. To the best knowledge of the Seller, the Industrial Property Rights and all other trade secrets, know-how, technical and manufacturing processess (Other Intangible Property) presently used in the business of the Companies do not violate the rights of any third persons and the Companies have the right to use the same in the business of the Companies as it is presently conducted and as they are presently used, except as disclosed in Annex 8.1.5 (1b) to the Reference Deed.

    (2) The Companies have granted only such licences to use the Industrial Property Rights or the Other Intangible Property to any third party including the Seller and his affiliated companies as are listed in Annex 8.1.5 (2) to the Reference Deed.

         (3) To the best knowledge of the Seller third parties do not infringe the Industrial Property Rights of the Companies and the products sold by the Companies do not infringe or conflict with any intellectual property rights of any other person. Third parties neither have challenged nor have threatened in writing to challenge the Industrial Property Rights by means of filing objections or taking action for cancellations, except as disclosed in Annex 8.1.5 (3) to the Reference Deed.

         (4)  The  representations and warranties  under  this
         section  8.1.5  are  subject  to  (stehen  unter  dem
         Vorbehalt von) all priority rights agreements (Vorrechtsvereinbarungen) the Companies have entered into in the normal course of business relating to trademarks provided that those priority rights agreements with respect to the trademark "Pentalong" are listed in Annex 8.1.5(4) to the Reference Deed.

8.1.6    Permits and Licences

    (1) All general public permits and licences required for the conduct of the business of the Companies have been obtained and are in full force and effect.

    (2) The Companies hold for each of its products all necessary registrations (fiktive Zulassungen) or marketing authorizations (arzneimittelrechtliche
         Zulassungen) or so-called "Mitvertriebsrechte" for the sale of the products of the Companies in the Federal Republic of Germany. The products and the respective registrations, marketing authorizations or Mitvertriebsrechte are listed in Annex 8.1.6 (2)
         to the Reference Deed. Such Annex will show the current status of the registrations, marketing authorizations or Mitvertriebsrechte and the relevant information under which law and regulation the registrations, marketing authorizations or Mitvertriebsrechte have been obtained and whether or not the Companies have received and/or answered any deficiency letters (Mangelbescheide).

    (3) All marketing authorizations are valid and have been issued pursuant to applications or filings made in accordance with the applicable laws and regulations in all material respect. All applications for renewal, for subsequent admission and other filings necessary to obtain or maintain the right to market the products have been filed in due time. To the best knowledge of the Seller, all conditions imposed by the German Regulatory Authorities in connection with the marketing authorizations have been complied with. There is no pending action or investigation against the Companies by any governmental authority (behordlicherseits eingeleitete und den Gesellschaften mitgeteilte Verwaltungsverfahren oder Untersuchungen) or by any third party (erhobener und den Gesellschaften mitgeteilter Drittwiderspruch) to withdraw, revoke, suspend or limit the present scope of use of any marketing authorization nor is there any written notice explicitly threatening to commence such actions or investigations except those disclosed in Annex 8.1.6 (3) to the Reference Deed.

    (4) All applications and filings regarding the products listed in Annex 8.1.6 (2) to the Reference Deed have been made without breach of any contractual obligation of the Companies in relation to any third party and to the best knowledge of the Seller without infringement of any other right or property of any third party.

    (5) The  products  which have not yet been placed  on  the market but which are planned to be placed on the market by the year 2003 are specified in Annex 8.1.6
         (5) to the Reference Deed. This Annex also shows the calendar quarter for which the introduction on the market is contemplated. As far as applications for marketing authorizations have already been filed by the Companies, but not granted to the Companies, they, to the best knowledge of the Seller, were filed without infringing third parties' rights. It is hereby expressly stated and confirmed by the Purchaser that no representations and warranties are assumed by the Seller with respect to the granting of marketing authorizations for such products specified in Annex 8.1.6 (5) to the Reference Deed by making the statements in this Section or otherwise, whether explicitly nor implicitly.

         (6) To the knowledge of Seller, the Companies are not in violation of any law which has a material adverse effect on the business or the assets of the Companies.

         (7) To the knowledge of the Seller the Mitvertriebsrechte have not been terminated nor have they been threatened in writing to be terminated except as disclosed in Annex 8.1.6 (7) to the Reference Deed.

8.1.7    Major Contracts and Obligations

    (1) The Companies have given no guarantees, sureties or similar undertakings surviving the Effective Date to secure liabilities of (a) third persons, or (b) liabilities of the Seller and its affiliated companies except those disclosed in Annex 8.1.7 (1) to the Reference Deed.

    (2) As of the Effective Date there are no credit lines with banks, and no loans outstanding, except those liabilities, credit lines and loans outstanding as are disclosed in Annex 8.1.7 (2) to the Reference Deed other than those to be reimbursed by the Seller to the Purchaser in accordance with Sec. 6.9 hereof.

         (3) There are no further contracts entered into by the Companies which were not disclosed to the Purchaser in the Data Room , which in each case might result in a liability of the Companies in excess of DM 250,000.-- or which in each case might lead to an obligation of the Companies with a value in excess of DM 250,000.--.

         (4) Annex 8.1.7(4) to the Reference Deed lists all payments due after the Closing Date and exceeding an annual amount of DM 100,000 per contract for the licence or purchase of products, registration or dossiers, provided, however, that such Annex does not list any royalties and the like or other payments based upon the sales level (umsatzabhangige Vergutungen) of the Companies.

         (5) The Companies are not party or subject to

                   (a)  contractual competition restraints  to
              the detriment of the Companies or
                   (b)  any  judgement or  order  rendered  by
              court or administrative proceedings or any settlement entered in such context which would substantially impair or restrict the Companies in their businesses as presently conducted

         (6)   The  Companies  are  not  in  breach   of   any
         contracts which might result in a liability of the Companies in excess of DM 250,000 in each individual case, or which, in each individual case might lead to an obligation of the Companies with a value in excess of DM 250,000, and there are no such contracts directly related to the Products which are subject to change of ownership clauses except those as disclosed in Annex 8.1.7(6) to the Reference Deed.

         (7) The manufacturing and related assets transferred to Schwarz Pharma AG by the Companies on or about December 31, 1998, included a transfer to Schwarz Pharma AG of all liabilities (whether known, unknown, absolute or contingent) relating directly or indirectly to the manufacturing business, operation and assets of the Companies except those as accrued and provided for in the Closing Financial Statements, and the Companies do not have any other liabilities (whether known, unknown, absolute or contingent) from any other manufacturing activities.


8.1.8    Labour Matters

    (1) The Companies employ not more than 185 employees details of which are listed in Annex 8.1.8 (1) to the Reference Deed. Employees identified as
         "Austritt       30.6."       and       the       five
         "Leiharbeitsverhaltnisse" do not count. Such Annex contains all relevant information about the salaries and bonuses the employees are entitled to.

         (2) There are in excess of any statutory rights (gesetzliche Rentenversicherung) no pension or old-age plans or similar arrangements with employees, except those disclosed in Annex 8.1.8 (2) to the Reference Deed or with respect to former employees of the Seller as provided for in the Closing financial statement.

    (3) The Companies have only entered into such shop-agreements (Betriebsvereinbarungen), as referred to in Annex 8.1.8 (3) to the Reference Deed.

    (4) Only  those  persons  who are  referred  to  in  Annex
         8.1.8 (4) to the Reference Deed attached to the Reference Deed have power of attorney and authority (gesetzliche Vertretungsmacht oder Bankvollmacht) to sign and to represent the Companies in general or vis-a-vis banks or other financial institutions.

8.1.9    Litigation

    There are no legal proceedings pending (Rechtsstreitigkeiten anhangig) or administrative investigations opened by any public authority (behordlicherseits eroffnete und den Gesellschaften mitgeteilte offentlich-rechtliche Verwaltungsverfahren), or - to the knowledge of Seller - threatened explicitly in writing, to which the Companies or - resulting from the business and the operation of the Companies - its management are a party as defendant or plaintiff, or which to Seller's knowledge could adversely affect the Companies' business or assets except those proceedings which are disclosed in Annex 8.1.9 to the Reference Deed.


8.1.10   Product Liability/Insurance

    (1) There are no reasons to believe, after the inquiry and investigation of the senior staff and management of the Companies, that product liability claims might be brought against the Companies.

    (2) Annex 8.1.10 (2) to the Reference Deed contains a true, accurate and complete list of all insurance policies applicable to the Companies (and its respective business and assets). The Companies have performed all obligations arising out of such insurance contracts except those which are accrued and provided for in the Closing Financial Statements. All insurances are in full force and effect for the period up to the Closing Date.

    (3) Annex 8.1.10 (3) to the Reference Deed lists all product liability claims existing within the last five (5) years and all products discontinued within the same time period.


8.1.11   Environmental

    There  is  no  liability, whether asserted or  unasserted, fixed or contingent, relating to the property presently, or prior hereto, leased or used by the Companies which results from any environmental matters, including, the use, discharge, disposal, storage, accumulation, transport, leakage, spillage or other actions by the Companies with respect to any harmful or toxic substances, hazardous waste or other pollutants, contaminants or nuisances and no claim has been made with respect to the operation of facilities of the Companies resulting from any harmful substance, hazardous waste or from any asbestos or similar materials used in the construction thereof and there is no valid basis for any such claim.


8.1.12   Miscellaneous

         (1) Neither the Purchaser nor any affiliate of the Purchaser nor the Companies has or shall have any liability or otherwise suffer or incur any loss, cost or damage as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by the Seller or the Companies in connection with any of the transactions contemplated by this Agreement.

         (2) The Companies have no liabilities or obligations out of the acquisitions of the Companies by Seller or by ISIS PHARMA GmbH, including without limitation obligations to make certain investments or to employ a certain number of employees except as to obligations under licence agreements with respect to Products of the Companies are concerned.

         (3) The Companies have no liabilities or repayment obligations with regard to public grants.

8.2 No further representations and warranties of whatsoever nature and on whatsoever legal basis are requested from and assumed by the Seller; the Seller does in particular not assume any representations and warranties with respect to any future earnings of the Companies and/or their profitability.


                               9
               Remedies for Breach of Warranties

9.1 If  any  of  the representations and warranties stated  in
    Section 8 hereof should turn
    out  to  be  breached, in such event the Seller shall  put the Companies, or the Purchaser to the extent any of the representations and warranties as stated in Section 8.1.1 are concerned, in a position as if the respective representation and warranty had been correct and shall compensate the Companies or the Purchaser to the extent any of the representations and warranties as stated in
    Section 8.1.1 are concerned, for the damage suffered by the relevant breach, provided, however, that

         (i) the Purchaser shall inform the Seller at the latest within fourteen (14) days after members of the management board or any senior executive (Geschaftsfuhrer, Prokuristen sowie die Leiter des Bereiches Finanzen, Controlling oder Recht) or any of the persons named in Annex 9.1 to the Reference Deed have become aware of facts or circumstances which to the assessment of a prudent businessman indicate a breach of a representation and warranty, and

         (ii)the Purchaser shall, first of all, give the Seller the opportunity to remedy any breach of representations and warranties within a reasonable period of time of at least 45 days, and

         (iii)     the  Purchaser  shall  use  all  reasonable
         efforts to mitigate the damage suffered by him  as  a
         result   of  the  breach  of  a  representation   and
         warranty, and

         (iv)the Seller shall not be liable for any indirect or consequential damages or damages for loss of profits of the Purchaser and/or the Companies, including any loss of contract, loss of use and the like; any claims for such damages are hereby expressly waived and excluded, provided, however, that the aforesaid shall not apply to consequential damages suffered by third parties and caused by circumstances which constitute a breach of any representation and warranty under this Agreement and for which the respective third party has damage claims against the Purchaser and/or the Companies

9.2 The  Seller  shall  be  given the unrestricted  right  and opportunity to defend, at his own risk, discretion and expense, any asserted claims or any action brought against the Companies and/or the Purchaser which might result in any liability of the Seller towards the Purchaser in connection with this Agreement, including the transactions contemplated hereunder. The Purchaser shall give the Seller the right to inspect, at his own expense, the books and records of the Companies during ordinary business hours to the extent that such an inspection might be necessary under the reasonable discretion of the Seller for the defence of any claims asserted or any action brought against the Comapanies and/or the Purchaser which might result in any liability of the Seller towards the Purchaser.

9.3 In case the Purchaser fails to comply with one of the obligations under section 9.1 (i) hereto or fails to comply with the obligations under Clauses 9.1 (ii) or 9.2 hereto within 14 days after Seller gives Purchaser written notice of non-compliance all claims of the Purchaser with respect to such asserted claims or actions brought against the Companies and/or the Purchaser are hereby expressly waived and excluded.

9.4 Any facts or circumstances mentioned or included in any of the Annexes to this Agreement shall be deemed to be, at the same time, a disclosure and Annex to any other representation and warranty under this Agreement excluding a liability of the Seller. The same shall apply to those facts and circumstances which upon signing of this Agreement are known otherwise by the representatives of the Purchaser and/or the Parent named in Annex 9.1 to the Reference Deed and/or by its advisers including all members and associates of the law firm of Wessing &
    Berenberg - Gossler and/or the auditing firm of PriceWaterhouseCoopers to the extend such advisers have disclosed their knowledge in writing to the aforesaid representatives of the Purchaser and/or the Parent.

9.5 Insofar as specific representations and warranties are given to individual aspects, circumstances or matters, then any warranty claim can only be based on the specific representation and warranty, but not on any general warranty which may also cover this aspect.

9.6 To  the  extent  the  representations  and  warranties  in
    Section 8 hereof are based upon the knowledge or best knowledge of the Seller, exclusively the knowledge of the members of the Management Board of the Seller or the persons listed in Annex 9.6 to the Reference Deed shall be relevant.

9.7 Except for Clause 8.1.2 (6) the Purchaser shall not be entitled to any claims based upon a breach of any representation and warranty if and to the extent each individual claim does not exceed an amount of DM 250,000.-
    - and if, in addition, the aggregate amount of all claims does not exceed DM 2.5 million; this shall not apply to any claims under section 7 hereof. In case the aggregate amount of DM 2.5 million is exceeded, the Purchaser can only claim the exceeding amount. The total liability of the Seller for all claims based upon a breach of any representation and warranty under Section 8.1.1 (7),
    8.1.7 (1) (b) and 8.1.7 (7) of this Agreement is limited to the Purchase Price and all other claims under this Agreement to 50 % of the Purchase Price as adjusted pursuant to Section 6 hereof.

9.8 All claims for any breach of any representations and warranties assumed by the Seller in this Agreement shall become statute-barred (verjahren) on June 30, 2001, except as otherwise agreed upon under this Agreement. The aforesaid limitation period shall not apply to any claims based on any breach of the representations and warranties under (a) Section 8.1.1 (except subclause (7)) and
    8.1.2.6 which shall become statute-barred within five (5) years following the Closing Date and (b) Section 8.1.1
    (7), 8.1.7 (5) (b), 8.1.7 (7) which claims shall become statute barred thirty (30) years following the Closing Date.

9.9 Any further explicit or implied representations or warranties and/or remedies, irrespective of whatsoever legal nature, amount or legal basis other than expressly conceded heretofore, are expressly waived and excluded. This applies, in particular without limitation, to any claims and remedies under contractual and pre-contractual fault (Positive Forderungsverletzung, culpa in contrahendo), and especially without, however, limiting the generality of the foregoing, to all rights and remedies which should result in a cancellation of, or rescission from, this Agreement or any other right or remedy which would have a similar effect.


                               10
                    Warranties of Purchaser


10.1The Purchaser hereby warrants and represents to the Seller by way of an independent guarantee in accordance with 305 German Civil Code that the following statements and declarations are true and correct as of the Closing
    Date:

10.1.1    The  Purchaser  is a corporation  duly  and  validly
    existing and in good standing under the laws of the Federal Republic of Germany and the Parent is a corporation duly incorporated and validly existing and in good standing under the laws of Delaware/USA.

10.1.2 The Purchaser and Parent have full corporate power and authority to enter into this Agreement and to perform their obligations hereunder. This Agreement constitutes a valid and legally binding obligation of the Purchaser and Parent enforceable in accordance with its terms and conditions.

10.1.3 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach, or constitute a default or an acceleration under any provision of the Articles of Incorporation or By-Laws of the Purchaser or Parent, or any material contract, including any loan agreement, or other obligation to which the Purchaser or Parent is a party or by which the Purchaser or Parent are bound.

10.1.4 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby by Purchaser or Parent will violate, or result in a breach of, or constitute a default under, any judgment, decree, order, rule, regulation, statute, or other restrictions of any court, government, or governmental agency.

10.1.5 The Companies will not request repayment of the dividends distributed to the Seller for the period from January 1, 1999 through the Effective Date in accordance with this Agreement.
10.2If  any  of  the representations and warranties stated  in
    Section 10.1 hereof should turn out to be breached, in such event the Purchaser shall put the Seller in a position as if the respective representation and warranty had been correct and shall compensate the Seller for the damage suffered by the relevant breach.

10.3Any   claims   of   the   Seller   under   the   aforesaid
    representations and warranties shall become statute barred five (5) years following the Effective Date except the representations and warranties under Clause 10.1.5 which shall become statute barred six (6) years following the Effective Date.



                              11
           Guarantee of the Purchaser and the Parent

11.1The Purchaser hereby warrants and represents by way of  an independent guarantee in accordance with Section 305 German Civil Code to the Seller the complete and unrestricted fulfillment of all and any obligations of the Companies' vis a vis the Seller and the Seller's affiliates out of and in connection with the Annexes E - L to the Reference Deed.

11.2The  Parent hereby warrants and represents by  way  of  an independent guarantee in accordance with Section 305 German Civil Code to the Seller the complete and unrestricted fulfillment of all and any obligations (a) of the Purchaser vis a vis the Seller and the Sellers'affiliates out of or in connection with this Agreement and (b) the Companies vis a vis the Seller and the Sellers'affiliates out of or in connection with the Annexes E - L to the Reference Deed.

11.3Any  claims  of the Seller under the aforesaid  guarantees
    (a)  shall  become  statute barred at the  same  time  the respective claim of the Seller against the Purchaser and/or the Companies becomes statute barred and (b) shall not be any broader in scope than the underlying obligation of the Purchaser and/or the Companies.



                               12
                     Reference to Arbiters

12.1In  the  event that the parties should not reach agreement upon any balance sheet items, in particular without limitation in connection with the Financial Statements and/or the Closing Financial Statements and/or valuation and assessment of any such items within twenty-one (21) days following notice by the Purchaser respectively the Seller, each party shall appoint one arbiter, whose concurring decision shall be final and conclusive for the parties. The Seller and the Purchaser may appoint each as arbiters those accountants who assisted the parties during the negotiations of this Agreement.

12.2The  arbiters  shall  deliver  a  written  opinion  within thirty (30) days after the appointment of the second arbiter. If the arbiters cannot reach a decision, in which both of them concur, within such period of time, they shall each deliver a reasoned opinion in writing.
    Within the scope and limits set by two opinions as delivered, a third arbiter shall deliver a written opinion, which opinion shall be final and conclusive upon the parties. The third arbiter shall be appointed by the parties jointly.

12.3If,  upon  the request of one party, the other party  does not  appoint  its own arbiter within a period of  fourteen
    (14) days, or does not agree upon the third arbiter within a period of fourteen (14) days after receipt of the opinions of the two arbiters, then the respective arbiter shall be appointed upon the request of either party by the President of the Chamber of Commerce in Duesseldorf. The third arbiter shall not have been employed by the parties or their affiliated companies. Upon the request of either party, the third arbiter shall be appointed from a major international accounting firm.

12.4The Seller and the Purchaser may present and submit their case to the arbiters both in writing or orally. The arbiters shall discuss and give reasons with respect to the various issues from which they wish to deviate.


12.5Accounting  and  valuation  standards  and  criteria,   as
    referred to in this Agreement, including any of the Annexes attached to the Reference Deed, shall be binding upon the arbiters. The arbiters shall act as experts (Schiedsgutachter) and shall not decide upon legal issues.

12.6All   costs   and  expenses  of  the  arbiters   and   the
    proceedings hereunder shall be advanced and borne by the parties, upon first request, in equal amounts. Each party shall bear its own costs and the costs of its advisors and counsel, except where their advisors act as arbiters and except the arbiters decide otherwise.

12.7The  arbiters  may  decide in their  equitable  discretion upon the final allocation to the parties of their costs and expenses as well as the costs and expenses of the proceedings hereunder, including reasonable fees and expenses of the parties and their advisors and counsel in these proceedings, taking into account the decision and the original positions and motions of the parties.


                              13
                   Right of Companies' Name

    The Purchaser, the Companies and their successors and assigns shall be entitled, but in no way obliged, to operate under the present names of the Companies or any variation thereof. Seller and its affiliates are prohibited to use such names in the future.

                               14
              Inter-Company and other Agreements

14.1Seller  shall on or prior to the Effective Date  terminate
    any   and   all  existing  agreements  including   supply,
    management, service, loan and lease agreements between the Companies on the one side and the Seller and its affiliated companies on the other side except those agreements as disclosed in Annex 14.1 to the Reference Deed.

14.2As  of  the  Effective Date the supply of all Products  of the  Companies shall be supplied by the Seller  under  the
    Production and Supply Agreement negotiated with the Purchaser and attached as Annex E to the Reference Deed.

14.3As of the Effective Date the Companies shall enter into a Logistic Agreement with Schwarz Pharma AG as attached as
    Annex F to the Reference Deed.

14.4As  of the Effective Date, the performance of services  to be rendered by Schwarz Pharma AG and/or any affiliated company of Schwarz Pharma AG and of services to be rendered by ISIS PUREN GmbH & Co. KG shall be performed under the Service Agreements negotiated with the Purchaser and attached as Annex G1 and G2 to the Reference Deed.

14.5As of the Effective Date the Companies shall enter into a Lease Agreement about the premises in Monheim and Zwickau as presently used by the Companies in accordance with the Lease Agreement as attached as Annex H to the Reference Deed.

14.6As of the Effective Date the Companies shall enter into a Trademark Licence Agreement with Schwarz Pharma AG under which Schwarz Pharma AG and/or any of its affiliates shall be granted the exclusive right to use the trademark "Obsidan" for the sale and marketing of its product Ferroduo within the territory of Finland for a fixed term of three years for a royalty equal to 2% of sales of Ferroduo (ex Monheim) in accordance with the Trademark Licence Agreement as attached as Annex J to the Reference Deed.

14.7As of the Effective Date the Companies shall enter into  a
    Distribution Agreement with Schwarz Pharma AG under which Schwarz Pharma AG and/or any of its affiliates shall be granted the non-exclusive right to sell and market the product Obsidan of the Companies within the territory of Russia for a fixed term of three years for a royalty equal to 2% of sales of Obsidan (ex Monheim) in accordance with the Distribution Agreement as attached as Annex K to the Reference Deed.

14.8In  addition  to  the license agreement  entered  into  on
    November 2, 1998 between Seller and ISIS PUREN Arzneimittel GmbH & Co. KG with respect to Omeprazol for the territory of the Federal Republic of Germany, as of the Effective Date Schwarz Pharma AG shall enter into a Sublicence Agreement with the Companies under which Schwarz Pharma AG will sublicense on a semi-exclusive basis such rights for Omeprazol for the territories of the present member states of the European Union, excluding the territory of the Federal Republic of Germany, Schwarz Pharma AG is entitled to under the agreements Schwarz Pharma has entered into with Pharma Pass/USA, including rights, if any, to future dossier additions, in accordance with the Sublicence Agreement as attached as Annex L to the Reference Deed.

                               15
                 Antitrust Clearing/Approvals

15.1The   Purchaser  has  obtained  a  non-action  letter  and
    positive   clearance   of   the  Federal   Cartel   Office
    (Bundeskartellamt) attached to as Annex 15.1 to the Reference Deed.

15.2Schwarz  Pharma  AG  and  the Purchaser  will  immediately
    notify   the   Federal   Cartel   Office   following   the
    consummation of the transaction by way of transfer of the Shares of ISIS Pharma GmbH.


                               16
                             Costs

16.1Each  party  shall  bear  its own costs  and  expenses  in connection with the preparation, execution and implementation of this Agreement, including any and all professional fees of their advisers, as well costs and expenses for granting and issuing the necessary power-of-attorneys.

16.2All commissions, fees costs and expenses of Mr. Niggli  in connection with the transactions contemplated under this Agreement shall be for the account of Seller. Seller hereby indemnifies Purchaser and the Companies for any obligations to Mr. Niggli (whether paid before or after this date) in connection with the transactions contemplated under this Agreement. Parent and Purchaser guarantee that they have not entered into an Agreement with Mr. Niggli triggering any commissions, fees, costs and expenses of Mr. Niggli.

16.3 All notarial fees and registration costs as well as the costs of the Federal Cartel Office (Gebuhren des Bundeskartellamtes) in connection with the preparation and implementation of this Agreement and the transactions contemplated hereunder shall be borne by the Purchaser, except as otherwise expressly agreed between the parties.
                               17
             Assignment of Rights and Undertakings

17.1This Agreement and any rights and obligations hereunder may not be assigned and transferred in whole or in part without the prior written consent of the other party hereto.

17.2The  Purchaser  may transfer or assign this  Agreement  or any rights and obligations hereunder to any other affiliated company or may perform any undertakings and obligations hereunder by any such other affiliated company. Costs and expenses including any taxes and notarial fees resulting from any such assignment and transfer shall be borne by the Purchaser. In case of any transfer or assignment, the Purchaser shall guarantee the performance of the obligation of the transferee or assignee under this Agreement.



                               18
                        Confidentiality

18.1The   Purchaser  and  Schwarz  Pharma  AG  agree  to  keep
    confidential and secret the contents of this Agreement from third parties, except as they are obliged or advised by legal counsel that it is in its best interest under relevant securities or similar laws to disclose and to give notice of the same to any court or administrative authorities or otherwise. They will use their best efforts even in such cases to ensure that, notwithstanding any disclosure and notice to courts and administrative authorities, confidentiality is maintained to the maximum possible extent. Parties are permitted to disclose the content to their advisors, as long as such advisors are bound by professional secrecy.

18.2The  Purchaser and Schwarz Pharma AG have mutually  agreed prior to Closing Date upon the language of individual press releases and additional information to be released to the press, customers and the business community relating to the transactions contemplated by this Agreement which is to be published after the Closing Date. Each party may thereafter answer all reasonable inquiries resulting from such press releases in the manner (and containing such information) recommended by its professional advisors, such answers, however, being subject to the restrictions stipulated in 18.1 heretofor.



                               19
                          Non-Compete

    Schwarz Pharma AG agrees that, for a period of four (4) years after the Effective Date, neither it nor its affiliates (abhaengige Unternehmen) in the meaning of section 17 of the German Stock Corporation Act (Aktiengesetz) will, directly or indirectly manufacture, market or sell products which have identical active substances as the Products presently being marketed or sold by the Companies as of the Effective Date; provided that this restriction does not apply to those products, which differ in dosage, form and/or formulation, are used in new indications or which reduce side effects or improve compliance, or to any products being marketed or sold by Schwarz Pharma AG or its affiliates as of the Effective Date and provided, furthermore, that this restriction does not apply to the manufacture of products of any kind for third parties. It is further being understood that the aforesaid does not prevent Schwarz Pharma AG directly or indirectly to acquire or merge with pharmaceutical businesses (and to maintain any such acquired or merged businesses) which also manufacture, market or sell products being subject to the aforesaid restrictions except where such businesses are known in the market as mere generic businesses.


                              20
                           Insurance

20.1Schwarz Pharma shall take all action necessary so that, the insurance for clinical trials (test persons) of Schwarz Pharma will cover all trials commenced prior to the Closing Date and Schwarz Pharma shall assist the Companies in making any claims appropriate under these and any other insurance policies entered into by Schwarz Pharma in favour of the Companies, and which offered coverage for the Companies at any time prior to the Effective Date.

20.2Subject  to the limitations of Clause 9.7 hereof,  Schwarz
    Pharma shall indemnify the Companies for any increases in premium with respect to the Companies' policy under the German Pharmaceutical Act (Arzneimittelgesetz) reinsured into the Pharmaceutical Reinsurance Pool (Pharma-Ruckversicherungs-Gemeinschaft) to the extent such increase is directly related to claims with respect to products manufactured prior to the Closing Date.


                               21
                            Notices

21.1Notices  in  connection  with  this  Agreement  shall   be
    addressed to the following
    addresses:

    21.1.1   The Seller

                      Schwarz Pharma Aktiengesellschaft
                      Vorstand
                      Alfred-Nobel-Strabe 10
                      D-40789 Monheim
                      Federal Republic of Germany

    21.1.2   The Purchaser

            Alpharma International Pharmaceutical Division
            Habitizalleen 3
            N-0275 Oslo
            Norway
            Attention: President

            With a copy to:

            Alpharma Inc.
            One Executive Drive
            Ft. Lee, New Jersey 07924
            United States
            Attention: Vice President and Chief Legal
    Officer

21.2The aforesaid addresses shall remain valid and in force unless and until the other party has been notified in writing by registered mail of any other address.

21.3All notices in connection with this Agreement must be in writing and shall become effective upon receipt. Notices by telefax, telegram or telex must be confirmed in writing.


                               22
                          Arbitration

22.1Any and all disputes, controversies and claims arising out of or in connection with this Agreement and its performance shall not be decided by the ordinary courts, but by arbitration in accordance with the Arbitration Agreement attached as Annex M to the Reference Deed.

22.2The   Board  of  Arbitration  shall  also  decide  on  the
    validity,   the   legality  and  interpretation   of   the
    Arbitration Agreement.



                               23
                         Miscellaneous

23.1The Parties shall with respect to the termination of the employment relationship with a certain employee of the Companies assume certain obligations as specified in more detail in Annex 23.1 to the Reference Deed.

23.2This  Agreement  is  subject to the laws  of  the  Federal
    Republic of Germany.

23.3Jurisdiction  for any disputes, controversies  and  claims arising out of or in connection with this Agreement and its performance shall be with the competent courts of Duesseldorf, except as otherwise agreed to in the Arbitration Agreement.

23.4All   amendments  to  this  Agreement,  including  without
    limitation  a change of this clause itself, must  be  made in writing and with the express reference to this Agreement, unless notarization or any other form is required.

23.5All Annexes shall be an integral part of this Agreement.

23.6This  Agreement is written in the English language (except that  Annexes  may  be in the German language).  Terms  to which  a  German  translation  has  been  added  shall  be interpreted  throughout  this  Agreement  in  the  meaning assigned to them by the German translation. Notwithstanding the generality of the aforesaid all terms expressed in the English language shall have the meaning assigned to them by German law.

23.7This Agreement including the Annexes hereto contains all terms, conditions, representations and warranties agreed upon between the parties relating to the subject matter of this Agreement and supersedes all prior negotiations, agreements and undertaking of the parties, oral, written, with respect to the subject matter hereof. Oral side agreements to this Agreement do not exist.

23.8Each  party  shall from time to time execute  and  deliver
    all   such   additional  documents  and  take   all   such
    additional actions as the other party may reasonably require in order to effectively consummate this Agreement as provided herein.

23.9At  the  full risk, cost and expense of Purchaser,  Seller agrees to cooperate with Purchaser, and facilitate Deloitte & Touche, Seller's independent public accountants, to provide to Purchaser audited consolidated financial statements of the Companies for the 1997 and 1998 fiscal years prepared in conformity with US generally accepted accounting practices and such other requirements applicable to filings required of Parent under the rules and regulations of the US Securities and Exchange Commission.

23.10 If any of the provisions of this Agreement shall become or be held invalid, ineffective or unenforceable, all other provisions hereof shall remain in full force and effect. The invalid, ineffective or unenforceable provision shall be deemed to be automatically amended and replaced without the necessity of further action by the parties hereto by such form, substance, time, measure and jurisdiction as shall be valid, effective and enforceable and as shall accomplish as far as possible the purpose and intent of the invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis for any situation not contemplated and covered by this Agreement.